Exhibit 99.1

FOR FURTHER INFORMATION:

AT TOWER FINANCIAL CORPORATION:

FOR INVESTORS	FOR MEDIA:
Richard R. Sawyer	Michelle M. Gray
Chief Financial Officer	Director of Marketing
260-427-7150	260-427-7100
rick.sawyer@towerbank.net	michelle.gray@towerbank.net

TOWER FINANCIAL CORPORATION REPORTS THIRD QUARTER RESULTS

FORT WAYNE, INDIANA – OCTOBER 26, 2007 – Tower Financial Corporation (NASDAQ: TOFC) today announced a third quarter 2007 net loss of $2.2 million, or $0.54 per diluted share, compared with net income of $973,000, or $0.24 per share, for the year-ago quarter. For the first nine months of 2007, the net loss was $1.8 million, or $0.45 per diluted share, compared with net income of $2.9 million, or $0.70 per share, for the prior-year first nine months. Third quarter results reflect a $3.6 million charge related to certain residential development loans.

Donald F. Schenkel, chairman and chief executive officer of Tower Financial, commented: “Our $3.6 million third quarter charge reflects a conservative assessment of both overall credit conditions and the slowdown in the pace of retail sales in the residential real estate development marketplace we serve. In this regard, Tower is not alone, as other local and regional banking institutions have also adopted a more cautious view of near and mid-term market conditions.”

Noting that Tower Financial’s action was taken with respect to a particular block of loans, Schenkel added that he believed that Tower’s actual experience and loan realizations on these loans should be better than reflected by the reduced carrying value of these loans. He further added: “This past quarter, and to a lesser extent, in the first and second quarters, we charged down and reserved for certain of these weakened loans, absent actual loan defaults, in order to reduce the level of carried risk in our loan portfolio. We have also taken this step so we can focus on the many initiatives in progress that should generate positive results by the fourth quarter, and in future quarters to come.

“Tower Private Advisors continues to gain reputation and market share. Loan growth over the past year has been nearly ten percent and our core deposit mix is improving. As we focus more on opportunities to serve our customers and strengthen relationships, we are confident that stronger performance will follow.”

Third quarter highlights and initiatives include:

•
Asset quality has remained the top priority. Tower elected to take a $3.6 million additional write-down of certain residential development loans.  Nonperforming assets plus delinquencies were $7.8 million at September 30, 2007, or 1.10 percent of total assets.

•
Noninterest income of $1.4 million, up 11.9 percent from the year-ago quarter, continues to be a significant contributor to revenue. Trust and brokerage fees accounted for 56.1 percent of noninterest income for the quarter. Total assets under management by Tower Private Advisors were $618.0 million, an increase of 17.3 percent from the year-ago level.

•
Tower remains focused on expense control. Excluding one-time expenses during the 2007 second quarter, Tower decreased its operating expenses for each quarter year-to-date. Third quarter noninterest expense declined $362,000, or 6.8 percent, from the previous quarter.

•
Tower has slowed its 2007 loan growth to more sustainable levels. Loans grew $29.5 million (7.2 percent annualized) since year-end 2006, reaching $583.9 million. Residential real estate and commercial (C&I) loans were the primary contributors.

•	Tower has grown its core deposits as a percentage of total deposits. Core deposits now account for 59.4 percent of total deposits, up from 55.5 percent for the year-ago period.

Operating Statement
Total revenue, consisting of net interest income and noninterest income, was $6.9 million for the third quarter of 2007, an increase of 7.1 percent over the $6.4 million reported for the year-ago quarter. Net interest income grew 5.9 percent year-over-year, to $5.5 million, reflecting a 13.2 percent increase in average earning assets, partially offset by a 23 basis point decline in the net interest margin, to 3.31 percent. Compared with the linked quarter, net interest income decreased $95,000, or 1.7 percent; a 13 basis point decline in the net interest margin offset the 0.9 percent increase in average earning assets. Mr. Schenkel commented, “Increased funding costs were the largest factor in the third quarter margin decline, followed by the impact of asset quality. Our margin should stabilize going forward since our balance sheet is essentially neutral.”

Noninterest income continues to account for approximately 20 percent of total revenue. For the third quarter, noninterest income was $1.41 million, up 11.9 percent from the $1.26 million reported in the third quarter of 2006. Trust and brokerage fees of $790,000 accounted for 56.1 percent of third quarter noninterest income; they grew 10.1 percent year-over-year. “Tower Private Advisors remains a stellar performer,” added Schenkel. “Managed assets have grown every year since inception in 2000, generating stronger fee income and good cross-sell opportunities with Tower Bank.” Currently, Tower Private Advisors manages $618.0 million in combined trust and brokerage assets, an increase of 17.3 percent above the $526.7 million of combined assets reported for the year-ago quarter. Service charges for the Bank were $234,700, up $59,700 or 34.1 percent, above the 2006 third quarter. Other noninterest fees, including debit cards, lockbox accounts, ACH accounts, purchase receivables fees, and loss on securities sales remained relatively flat

The provision for loan losses was $5.2 million for the current quarter, compared with $645,000 for the year-ago quarter, and $1.5 million for the previous quarter. The increased provision was related to certain residential real estate development loans.  Although all but one borrower was current on planned interest payments, we elected to take a $3.6 million charge-down to align the carrying value of these development loans with more currently appraised valuations of the underlying collateral.

Third quarter 2007 noninterest expense declined $362,000, or 6.8 percent, from the $5.3 million reported for the linked quarter. Approximately $200,000 of the decrease was attributable to the second quarter closing of the Indianapolis office, including severance and legal costs. Mr. Schenkel commented, “We remain highly focused on improving operating efficiency, and we will continue implementing additional cost-saving initiatives throughout the fourth quarter of 2007.” The efficiency ratio for the third quarter of 2007 was 71.65 percent compared with 68.58 percent for the prior-year third quarter, and 75.62 percent for the second quarter of 2007.

Asset Quality
Nonperforming assets plus delinquencies at period end were $7.8 million, or 1.10 percent of assets; this compares with $4.5 million, or 0.70 percent of assets, for the year-ago period, and $5.7 million, or 0.81 percent of assets, for the linked quarter. Mr. Schenkel commented, “The majority of our nonaccruing loans are concentrated in five relationships totaling $5.5 million; they account for 71 percent of nonperforming assets. Approximately $3.3 million is secured by residential real estate and has been adversely affected by the slowdown in Tower’s local real estate market.  The remaining $2.2 million consists of commercial (C&I) and commercial real estate loans; legal proceedings have been initiated, and we are in the process of collection.  We believe we are adequately reserved for the risks we have identified in our loan portfolio.  The substantial provision we took this quarter, coupled with our significant charge-downs, reflects the reality of current economic and credit conditions in our region.” Net charge-offs were $5.2 million for the quarter, or an annualized 3.54 percent of average loans, compared with net charge-offs of $2.0 million, or 1.36 percent of average loans, and net charge-offs of $238,000, or 0.18 percent of average loans, for the linked and year-ago quarters, respectively. Tower's allowance for loan losses was 1.24 percent of total loans at September 30, 2007.

Balance Sheet
Assets were $706.9 million at September 30, 2007, a $63.2 million, or 9.8 percent, increase over the $643.7 million reported twelve months ago. Loans outstanding grew by $46.8 million, or 8.8 percent, reaching $579.9 million for the same twelve-month period. Year-to-date loan growth of $29.5 million, or 5.4%, is consistent with our plan to moderate our growth to a more measured pace.  Year to date loan growth was primarily driven by residential real estate and C&I loans, up $20.5 million and $12.2 million, respectively. Commercial real estate loans, which comprised 30.3 percent of the portfolio at September 30, reduced by $3.6 million during the first nine months of 2007.

Deposits increased $38.5 million, or 6.9 percent, over the past twelve months, reaching $592.9 million. Compared with the year-ago quarter, core deposits (excluding wholesale and brokered CDs) increased as a percent of total deposits; as of September 30, 2007, they comprised 59.4 percent of deposits compared with 55.5 percent for the year-ago quarter. Since year end 2006, net deposits have increased by $6.1 million.  Total in-market deposits (core and wholesale deposits), however, increased by $38.9 million, allowing us to reduce brokered deposits by $32.8 million. Interest-bearing checking accounts, up $8.9 million since year-end 2006, accounted for the largest increase in core deposits.

Shareholders' equity was $48.8 million at September 30, 2007, a decrease of 2.1 percent from the $49.9 million reported for the year-ago period. Tower’s Tier 1 and risk-based capital ratios remain above “well-capitalized” levels, decreasing only slightly from last year to 11.03 percent and 12.15 percent, respectively.  Period-end common shares outstanding were 4,071,069.

ABOUT THE COMPANY
Headquartered in Fort Wayne, Indiana, Tower Financial Corporation is a financial services holding company with two subsidiaries: Tower Bank & Trust Company, a community bank headquartered in Fort Wayne; and Tower Trust Company, a state-chartered wealth services firm doing business as Tower Private Advisors. Tower Bank provides a wide variety of financial services to businesses and consumers through its six full-service financial centers in Fort Wayne, and one each in Angola and Warsaw, Indiana. Tower Financial Corporation's common stock is listed on the NASDAQ Global Market under the symbol "TOFC." For further information, visit Tower's web site at www.TOFC.net.

FORWARD-LOOKING STATEMENTS
This news release contains forward-looking statements that are based on management's beliefs, assumptions, current expectations, estimates and projections about the financial services industry, the economy, and about the Corporation and the Bank.

These forward-looking statements are intended to be covered by the safe-harbor provisions of the Private Securities Litigation Reform Act of 1995. These statements are not guarantees of future performance and involve certain risks, uncertainties and assumptions that are difficult to predict with regard to timing, extent, likelihood and degree of occurrence. Actual results and outcomes may differ materially from what may be expressed or forecasted in the forward-looking statements. Future factors include changes in interest rates and interest-rate relationships; demand for products and services; the degree of competition by traditional and non-traditional competitors; changes in banking regulation; changes in tax laws; changes in prices; the impact of technological advances; governmental and regulatory policy changes; the outcomes of contingencies, trends in customer behavior and their ability to repay loans; changes in local real estate values; changes in the national and local economy; and other factors, including various risk factors identified and described in the Corporation’s Annual Report on Form 10-K, quarterly reports of Form 10-Q and in other periodic reports we file from time to time with the Securities and Exchange Commission. These reports are available on the Commission’s website at www.sec.gov, as well as on our website at www.towerbank.net.

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